Pricing Supplement No. E376 dated January 16, 2026

(To Underlying Supplement No.1 dated April 26, 2024,

Product Supplement C dated April 26, 2024,

Prospectus Supplement dated April 26, 2024

and Prospectus dated April 26, 2024)

Registration Statement No. 333-278331 Rule 424(b)(2)

$7,747,000 Deutsche Bank AG Senior Debt Funding Market Linked Notes

Linked to an Unequally Weighted Basket due January 21, 2031

Investment Description

The Market Linked Notes (the “Notes”) are unsecured and unsubordinated senior preferred obligations of Deutsche Bank AG (the “Issuer”) with returns linked to the performance of an unequally weighted basket (the “Basket”) comprised of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index (each, an “Underlying” and together, the “Underlyings”), each with the Basket Weight specified below. If the Basket Return is positive, the Issuer will pay the Face Amount of the Notes at maturity plus a return equal to the Basket Return multiplied by the Participation Rate. If the Basket Return is zero or negative, the Issuer will repay the Face Amount of the Notes at maturity but you will not receive any positive return on your investment. The repayment of principal applies only if you hold the Notes to maturity. Investing in the Notes involves significant risks. You will not receive any interest payments or dividends on the securities included in any Underlying. The Notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of Deutsche Bank AG.  Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the credit of Deutsche Bank AG. If Deutsche Bank AG were to default on its payment obligations or become subject to a resolution measure, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates[1]

❑  Growth Potential: If the Basket Return is positive, the Issuer will pay the Face Amount of the Notes at maturity plus a return equal to the Basket Return multiplied by the Participation Rate.

❑  Repayment of Principal at Maturity: If the Basket Return is zero or negative, the Issuer will repay the Face Amount at maturity but you will not receive any positive return on your investment. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the credit of Deutsche Bank AG.

	Trade Date:	January 16, 2026
	Settlement Date:	January 21, 2026
	Final Valuation Date:	January 16, 2031
	Maturity Date:	January 21, 2031
[1] The Final Valuation Date and the Maturity Date are subject to postponement. See “Terms of the Notes” on page PS-6 of this pricing supplement.

Notice to investors: The Notes are significantly riskier than conventional debt instruments. You may receive only your Face Amount at maturity and you may not receive any positive return on the Notes. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of the Issuer. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Selected Risk Considerations” beginning on page PS–8 of this pricing supplement and “Risk Factors” beginning on page 11 of the accompanying product supplement, page PS–6 of the accompanying prospectus supplement and page 20 of the accompanying prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed on any securities exchange.

Note Offering

We are offering Market Linked Notes linked to an unequally weighted basket. The Initial Underlying Value of each Underlying is its Closing Value (as defined below) on the Trade Date. The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000.

Underlying	Basket Weight	Initial Underlying Value	Participation Rate	Initial Basket Value	CUSIP/ ISIN
EURO STOXX 50® Index (SX5E)	40.00%	6,029.45	113.25%	100.00	25160YFA1 / US25160YFA10
Nikkei 225 Index (NKY)	25.00%	53,936.17
FTSE® 100 Index (UKX)	17.50%	10,235.29
Swiss Market Index (SMI)	10.00%	13,413.59
S&P/ASX 200 Index (AS51)	7.50%	8,903.855

The Issuer’s estimated value of the Notes on the Trade Date is $915.90 per $1,000.00 Face Amount of Notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page PS-2 of this pricing supplement for additional information.

By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the Notes or the conversion of the Notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the Notes. Please see “Resolution Measures” beginning on page 75 in the accompanying prospectus and “Resolution Measures and Deemed Agreement” on page PS–3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$35.00	$965.00
Total	$7,747,000.00	$271,145.00	$7,475,855.00

(1)	Deutsche Bank Securities Inc. (“DBSI”) and UBS Financial Services Inc (“UBS”) are the agents in connection with the sale of the Notes. DBSI, one of the agents for this offering, is our affiliate. The discounts and commissions indicated above do not include any profits that UBS, we or any of our or their respective affiliates expect to realize from hedging activities. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)”in this pricing supplement.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the discounts and commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the discounts and commissions, if any, and the cost of hedging our obligations under the Notes through one or more hedge counterparties, which will include UBS or its affiliates. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Settlement Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. Under the relevant resolution laws and regulations as applicable to us from time to time, the Notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, of any payment on the Notes; (ii) convert the Notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure, including, but not limited to, any transfer of the Notes to another entity, the amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The write-down and conversion powers are commonly referred to as the “bail-in tool” and the bail-in tool and each of the other resolution measures are hereinafter referred to as a “Resolution Measure.” By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 26, 2024. Please read the risk factor “The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement.

This is only a summary, for more information please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated April 26, 2024, product supplement C dated April 26, 2024, the prospectus supplement dated April 26, 2024 relating to our Senior Debt Funding Notes, Series E of which these Notes are a part and the prospectus dated April 26, 2024. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the underlying supplement, product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement No. 1 dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005869/crt_dp210214-424b2.pdf

•	Product Supplement C dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005868/crt_dp210216-424b2.pdf

•	Prospectus Supplement dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005864/crt_dp210218-424b2.pdf

•	Prospectus dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000119312524118649/d776815d424b21.pdf

The Notes are part of a series of debt securities entitled “Senior Debt Funding Notes, Series E.” When you read the accompanying underlying supplement and product supplement, please note that all references to “Senior Notes, Series A” shall be deemed to refer instead to “Senior Debt Funding Notes, Series E,” and any reference to the ranking of “Series Notes, Series A” shall be deemed to be replaced by the corresponding disclosure in the accompanying prospectus supplement for “Senior Debt Funding Notes, Series E.” In addition, any references to the “senior indenture” shall be deemed to refer to the Amended and Restated Senior Debt Funding Indenture, dated as of August 3, 2021, as amended and supplemented by the First Supplemental Senior Debt Funding Indenture dated  as of April 26, 2024, in each case among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar (as amended and supplemented from time to time, the “Senior Debt Funding Indenture”).

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability
The Notes may be appropriate for you if:	The Notes may not be appropriate for you if:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t   You believe the Basket will appreciate over the term of the Notes.

t   You can tolerate receiving only the Face Amount at maturity if the Basket remains flat or depreciates over the term of the Notes.

t   You are willing and able to invest in the Notes based on the Participation Rate specified on the cover of this pricing supplement.

t   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.

t   You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities included in the Underlyings.

t   You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t   You understand and are willing to accept the risks associated with each Underlying.

t   You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment of the Face Amount at maturity.

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t   You believe the Basket will depreciate over the term of the Notes.

t   You cannot tolerate receiving only the Face Amount at maturity if the Basket remains flat or depreciates over the term of the Notes.

t   You are unwilling or unable to invest in the Notes based on the Participation Rate specified on the cover of this pricing supplement.

t   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.

t   You seek current income from this investment, or you would prefer to receive any dividends paid on the securities included in the Underlyings.

t   You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t   You do not understand or are not willing to accept the risks associated with each Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t   You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes, including any payment of the Face Amount at maturity.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement. For more information about the Underlyings, please see the sections titled “The EURO STOXX 50® Index,” “The Nikkei 225 Index,” “The FTSE® 100 Index,” “The Swiss Market Index” and “The S&P/ASX 200 Index” below.

Terms of the Notes[1]
Issuer:	Deutsche Bank AG
Issue Price:	100% of the Face Amount of Notes
Face Amount:	$1,000 per Note
Basket:	An unequally weighted basket (the "Basket") comprised of the following Underlyings (each, an "Underlying" and together, the "Underlyings"). The Underlyings, ticker symbols and Basket Weights are set forth in the table below.
	Underlying	Basket Weight	Ticker
	EURO STOXX 50® Index	40.00%	SX5E
	Nikkei 225 Index	25.00%	NKY
	FTSE® 100 Index	17.50%	UKX
	Swiss Market Index	10.00%	SMI
	S&P/ASX 200 Index	7.50%	AS51
Term[2]:	Approximately 5 years
Payment at Maturity:

On the Maturity Date, you will receive from the Issuer a cash payment per Note calculated as follows:

•     If the Basket Return is positive, the Issuer will pay the Face Amount plus a return equal to the Basket Return multiplied by the Participation Rate. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

•     If the Basket Return is zero or negative, the Issuer will repay the Face Amount at maturity of $1,000 per Note.

If the Basket Return is zero or negative, you will not receive any positive return on your investment.

Participation Rate:	113.25%
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	100.00
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Underlying, its Underlying Return multiplied by its Basket Weight)]
Initial Underlying Value:	With respect to each Underlying, its Closing Value on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Value:	With respect to each Underlying, its Closing Value on the Final Valuation Date
Underlying Return:	With respect to each Underlying, the Underlying Return will be calculated as follows: (Final Underlying Value – Initial Underlying Value) Initial Underlying Value
Closing Value:	With respect to each Underlying, Closing Value has the meaning assigned to “Closing Level” set forth under “Description of Securities—Certain Defined Terms” in the accompanying product supplement.
Consequences of a Change-in-Law Event:	Notwithstanding anything to the contrary in the accompany product supplement, if a Change-in-Law Event (as defined in the accompanying product supplement) occurs, then the calculation agent may, in good faith and a commercially reasonable manner, adjust any terms, including but not limited to, any Underlying, the Initial Underlying Value of any Underlying, the Final Underlying Value of any Underlying or any other values that the calculation agent determines necessary to ensure an equitable result. Notwithstanding anything to the contrary in the accompany product supplement, the calculation agent will not have the right to accelerate the Maturity Date of the Notes if a Change-in-Law Event occurs.
Senior Preferred:	The Notes are “senior preferred” obligations of the Issuer, meaning that they are unsecured and unsubordinated obligations of the Issuer, ranking in priority to its senior non-preferred obligations, but junior to other liabilities, such as, for example, covered deposits held by natural persons and micro, small and medium-sized enterprises, all as further described herein and in the accompanying prospectus and prospectus supplement. The Notes are intended to qualify for the minimum requirement for own funds and eligible liabilities of the Issuer.

______________

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

[2]	The Final Valuation Date and the Maturity Date are subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investment Timeline
Trade Date:	The Initial Underlying Value of each Underlying is observed and the Participation Rate is set on the Trade Date.

Maturity Date:

The Final Underlying Value of each Underlying is observed and the Final Basket Value and the Basket Return are determined on the Final Valuation Date.

If the Basket Return is positive, the Issuer will pay the Face Amount plus a return equal to the Basket Return multiplied by the Participation Rate. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

If the Basket Return is zero or negative, the Issuer will repay the Face Amount at maturity of $1,000 per Note.

If the Basket Return is zero or negative, you will not receive any positive return on your investment.

Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may receive only your Face Amount at maturity and you may not receive any positive return on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer. If Deutsche Bank AG were to default on its payment obligations or become subject to a resolution measure, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings or in any of the securities included in the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return On The Notes — If the Basket Return is zero or negative, you will receive only the Face Amount of your Notes at maturity and you will not receive any positive return on your investment. The return of your Face Amount at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. In addition, the Notes do not pay any interest, if the Basket does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity.

•	Changes in the Values of the Underlyings May Offset Each Other — Changes in the values of the Underlyings may not correlate with each other. Even if the Final Underlying Value of an Underlying increases, the Final Underlying Values of the other Underlyings may not increase as much or may even decline. Therefore, in calculating the Final Basket Value, an increase in the Final Underlying Value of an Underlying may be moderated, or wholly offset, by a lesser increase or a decline in the Final Underlying Values of the other Underlyings. Further, because the Basket is unequally weighted, decreases in the value of an Underlying with a higher Basket Weight will have a more significant adverse effect on the value of the Notes than comparable decreases in the value of an Underlying with a lower Basket Weight.

•	The Participation Rate Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the return you receive likely will not reflect the full economic effect of the Participation Rate or the Notes themselves and may be less than the Participation Rate times the Basket’s return, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold the Notes to maturity.

•	Repayment of Your Initial Investment Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a substantial loss relative to your initial investment, even if the value of the Basket is greater than the Initial Basket Value at the time of such sale.

•	No Interest Payments — Deutsche Bank AG will not pay any interest payments with respect to the Notes.

•	You Generally Will Be Required to Recognize Taxable Income on the Notes Prior to Maturity — If you are a U.S. investor in a Note, under the treatment of a Note as a contingent payment debt instrument, you generally will be required to recognize taxable interest income in each year that you hold the Note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments generally will be treated as ordinary interest income rather than capital gain. You should read the section entitled “Tax Consequences” herein, in combination with the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Issuer

•	The Notes are Subject to the Credit of Deutsche Bank AG — The Notes are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes, including any payment of the Face Amount per Note at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the Notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

•	The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

o	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

o	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Notes. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Notes; a conversion of the Notes into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or the application of any other resolution measure including, but not limited to, any transfer of the Notes to another entity, an amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Therefore, you may lose some or all of your investment in the Notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

o	If a Resolution Measure is imposed on us, the secondary market for the Notes may be affected. It will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the Notes may not follow the trading behavior associated with similar types of Notes issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Notes, under the Senior Debt Funding Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Notes may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

•	Our Senior Debt Funding Securities, Including the Notes Offered Herein, are Intended to Qualify as Eligible Liabilities for the Minimum Requirement for Own Funds and Eligible Liabilities Under the Bank Regulatory Capital Provisions Applicable to Us. They are Expected to Constitute “Senior Preferred” Debt Securities and Would, if Insolvency Proceedings are Opened Against Us or if Resolution Measures are Imposed on Us, Bear Losses After Our “Senior Non-Preferred” Debt Instruments but Before Other Liabilities With an Even More Senior Rank — The Notes are intended to qualify as eligible liabilities instruments for the minimum requirement for own funds and eligible liabilities, as described and provided for in the bank regulatory capital provisions to which we are subject. The Notes will constitute our unsecured and unsubordinated obligations ranking pari passu among themselves and with all of our other unsecured and unsubordinated obligations, subject, however, to statutory priorities conferred upon certain unsecured and unsubordinated obligations in the event of any Resolution Measures imposed on us or in the event of our dissolution, liquidation, insolvency or composition, or if other proceedings are opened for the avoidance of the insolvency of, or against, us. See “Description of Notes – How the Notes Rank Against Other Debt” and the “Risk Factors” in the accompanying prospectus supplement for more details. If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior preferred” debt securities (including the Notes offered herein) are expected to be among the unsecured unsubordinated obligations that would bear losses after our “senior non-preferred” debt instruments, including our non-structured senior debt securities issued before July 21, 2018. On the other hand, there are liabilities with an even more senior rank, for example, covered deposits and deposits held by natural persons and micro, small and medium-sized enterprises. Therefore, you may lose some or all of your investment in the Notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

•	The Notes Contain Limited Events of Default, and the Remedies Available Thereunder are Limited — As described in “Description of Debt Securities—Senior Debt Funding Securities—Events of Default” in the accompanying prospectus, the Notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us. In particular, the imposition of a Resolution Measure will not constitute an event of default with respect to the Senior Debt Funding Indenture or the Notes. If an event of default occurs, holders of the Notes have only limited enforcement remedies. If an event of default with respect to the Notes occurs or is continuing, either the trustee or the holders of not less than 33⅓% in aggregate principal amount of all outstanding debt securities issued under the Senior Debt Funding Indenture, including the Notes, voting as one class, may declare the principal amount of the Notes and interest accrued thereon to be due and payable immediately. We may issue further series of debt securities under the Senior Debt Funding Indenture and these would be included in that class of outstanding debt securities. In particular, holders of the Notes will have no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under, the Notes or a default in the performance of any of our other covenants under the Notes. If such a default occurs and is continuing with respect to the Notes, the trustee and the holders of the Notes could take legal action against us, but they may not accelerate the maturity of the Notes. Moreover, if we fail to make any payment because of the imposition of a Resolution Measure, the trustee and the holders of the Notes would not be permitted to take such action, and in such a case you may permanently lose the right to the affected amounts.

Risks Relating to the Estimated Value of the Notes and any Secondary Market

•	The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the discounts and commissions, if any, and the cost of hedging our obligations under the Notes through one or more hedge counterparties, which will include UBS or its affiliates. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the discounts and commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Notes or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

•	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this pricing supplement is based on the full Face Amount of Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Settlement Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the value of the Basket has increased since the Trade Date.

•	Many Economic and Market Factors Will Affect the Value of the Notes — Because the Notes can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Notes at issuance and the value of the Notes prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the value of the Basket will affect the value of the Notes more than any other single factor, the terms of the Notes at issuance and the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket and the Underlyings;

♦	the time remaining to the maturity of the Notes;

♦	the market prices and dividend rates of the securities included in the Underlyings;

♦	the composition of the Underlyings;

♦	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;

♦	interest rates and yields in the markets generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or the markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Notes, their value may decline significantly due to the factors described above even if the value of the Basket remains unchanged from the Initial Basket Value, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Notes to maturity to receive the stated payout from the Issuer.

Risks Relating to the Underlyings

•	Investing in the Notes is Not the Same as Investing in Any or Each of the Underlyings or the Securities Included in Any Underlying — The return on your Notes may not reflect the return you would realize on a hypothetical direct investment in any or each of the Underlyings or the securities included in any Underlying. As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in any Underlying would have.

•	If the Values of the Underlyings Change, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the values of the Underlyings. Changes in the values of any Underlying may not result in comparable changes in the value of the Notes.

•	Each Underlying Reflects the Price Return of the Securities Included in that Underlying, Not Their Total Return Including All Dividends and Other Distributions — The return on the Notes is based on the performance of the Basket, which reflects the changes in the market prices of the securities included in each Underlying. It is not, however, linked to a “total return” version of each Underlying, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the securities included in the applicable Underlying.

•	The Sponsor of An Underlying May Adjust that Underlying in Ways That Affect the Value of that Underlying and Has No Obligation to Consider Your Interests — The sponsor of an Underlying (the “Underlying Sponsor”) is responsible for calculating and maintaining that Underlying. The Underlying Sponsor of an Underlying can add, delete or substitute the components of that Underlying or make other methodological changes that could change the value of that Underlying. You should realize that the changing of the components of an Underlying may affect that Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Underlying Sponsor of an Underlying may alter, discontinue or suspend calculation or dissemination of that Underlying. Any of these actions could adversely affect the value of, and your return on, the Notes. The Underlying Sponsor of an Underlying has no obligation to consider your interests in calculating or revising that Underlying.

•	Past Performance of the Basket is No Guide to Future Performance — The actual performance of the Basket may bear little relation to the historical performance of the Basket and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket or whether the performance of the Basket will result in the return of any of your investment.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates Relating to the Underlyings — The Underlyings are composed of non-U.S. securities denominated in foreign currencies. Because the values of the Underlyings are also calculated in the relevant foreign currency (and not in U.S. dollars), the performance of the Underlyings will not be adjusted for exchange rate fluctuations between the U.S. dollar and the relevant foreign currencies. In addition, any payments on the Notes determined based in part on the performance of the Underlyings will not be adjusted for exchange rate fluctuations between the U.S. dollar and the relevant foreign currency. Therefore, holders of the Notes will not benefit from any appreciation of a relevant foreign currency relative to the U.S. dollar.

•	The Notes are Subject to Risks Relating to Non-U.S. Securities Markets — The equity securities composing the Underlyings are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Calculation Agent May Make Changes to the Terms of the Notes If a Change-in-Law Event Occurs With Respect to Any Underlying — Upon the occurrence of a Change-in-Law Event with respect to an Underlying, the calculation agent may, in good faith and a commercially reasonable manner, adjust any terms, including but not limited to, such Underlying or any relevant value related to such Underlying that the calculation agent determines necessary to ensure an equitable result. Any of these actions may adversely affect, perhaps significantly, the market value of the Notes, as well as any amounts payable on the Notes. See “Description of Securities—Adjustments to Valuation Dates and Payment Dates—Adjustments to Valuation Dates—Equity Based Underlyings or Basket Components—Change-in-Law Event for Non-U.S. Equity Based Underlyings or Basket Components” in the accompanying product supplement and “Consequences of a Change-in-Law Event” herein.

Risks Relating to Conflicts of Interest

•	Trading and Other Transactions by Us, UBS or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties, which will include UBS or its affiliates. We, UBS or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the values of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we, UBS or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We, UBS or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, UBS or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS’ or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Notes. Introducing competing products into the marketplace in this manner could adversely affect the values of the Underlyings and the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes. Furthermore, because DBSI, UBS or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the Notes, DBSI, UBS or such affiliates may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI or UBS receives for the sale of the Notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI or UBS to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.

•	We, UBS or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Value of Any Underlying and the Value of the Notes — We, UBS or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of any Underlying and the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, UBS or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

•	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the securities included in each Underlying, which may present a conflict between Deutsche Bank AG and you, as a holder of the Notes. We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred and make other determinations with respect to each Underlying under the circumstances described in the product supplement. In making these determinations, the calculation agent may be required to make discretionary judgments. In making these discretionary judgments, the fact that we are the calculation agent may cause us to have economic interests that are adverse to your interests as an investor in the Notes, and our determinations as calculation agent may adversely affect your return on the Notes.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The tables and examples below illustrate the payment at maturity for a $1,000 Face Amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Value of any Underlying or the Participation Rate. The hypothetical Initial Underlying Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Value of any Underlying. The actual Initial Underlying Value of each Underlying and Participation Rate are set forth under “Terms of the Notes” above. For actual historical data of the Underlyings, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Term:	Approximately 5 years
Initial Basket Value:	100.00
Hypothetical Initial Underlying Value:	For each Underlying, 100.00
Hypothetical Participation Rate:	102.00%

Final Basket Value	Basket Return	Payment at Maturity	Total Return on Notes at Maturity[1]
180.00	80.00%	$1,816.00	81.60%
170.00	70.00%	$1,714.00	71.40%
160.00	60.00%	$1,612.00	61.20%
150.00	50.00%	$1,510.00	51.00%
140.00	40.00%	$1,408.00	40.80%
130.00	30.00%	$1,306.00	30.60%
120.00	20.00%	$1,204.00	20.40%
110.00	10.00%	$1,102.00	10.20%
105.00	5.00%	$1,051.00	5.10%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $1,000 per Note.

Example 1 — The value of the Basket increases 10.00% from the Initial Basket Value of 100.00 to a Final Basket Value of 110.00.

Calculation of the Final Basket Value and the Payment at Maturity:

	EURO STOXX 50® Index	Nikkei 225 Index	FTSE® 100 Index	Swiss Market Index	S&P/ASX 200 Index
Hypothetical Initial Underlying Value:	100.00	100.00	100.00	100.00	100.00
Hypothetical Final Underlying Value:	115.00	101.00	113.00	111.00	105.00
Hypothetical Underlying Return on Final Valuation Date:	15.00%	1.00%	13.00%	11.00%	5.00%

Based on the Underlying Returns set forth above, the Final Basket Value would equal:

100 × [1 + (40.00% × 15.00%) + (25.00% × 1.00%) + (17.50% × 13.00%) + (10.00% × 11.00%) + (7.50% × 5.00%)] = 110.00

Therefore, the Basket Return would be equal to 10.00%.

Because the Basket Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Basket Return × Participation Rate)

$1,000 + ($1,000 × 10.00% × 102.00%) = $1,102.00

The payment at maturity of $1,102.00 per Note represents a total return on the Notes of 10.20%.

Example 2 — The value of the Basket decreases 20.00% from the Initial Basket Value of 100.00 to a Final Basket Value of 80.00.

Calculation of the Final Basket Value and the Payment at Maturity:

	EURO STOXX 50® Index	Nikkei 225 Index	FTSE® 100 Index	Swiss Market Index	S&P/ASX 200 Index
Hypothetical Initial Underlying Value:	100.00	100.00	100.00	100.00	100.00
Hypothetical Final Underlying Value:	70.00	70.00	130.00	50.00	90.00
Hypothetical Underlying Return on Final Valuation Date:	-30.00%	-30.00%	30.00%	-50.00%	-10.00%

Based on the Underlying Returns set forth above, the Final Basket Value would equal:

100 × [1 + (40.00% × -30.00%) + (25.00% × -30.00%) + (17.50% × 30.00%) + (10.00% × -50.00%) + (7.50% × -10.00%)] = 80.00

Therefore, the Basket Return would be equal to -20.00%.

Because the Basket Return is negative, the Issuer will repay the Face Amount at maturity of $1,000.00 per Note.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

If the Basket Return is zero or negative, you will not receive any positive return on your investment.

Hypothetical Historical Performance of the Basket

The basket will represent an unequally weighted portfolio of the Underlyings, with the return of each Underlying having the Basket Weight set forth above. For more information regarding the Underlyings, see the information provided below.

While historical information on the value of the Basket does not exist, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 4, 2021 to January 16, 2026, assuming that the Basket was constructed on January 4, 2021 with an Initial Basket Value of 100.00 and that each of the Underlyings had the applicable Basket Weight as of that day. We obtained the Closing Levels of the Underlyings used in the graph below from Bloomberg Finance L.P., ("Bloomberg") without independent verification.

The historical Basket performance should not be taken as an indication of future performance and no assurance can be given as to the Final Basket Value. We cannot give you assurance that the performance of the Basket will result in a positive return on your investment.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the EURO STOXX 50® Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the EURO STOXX 50® Index from January 4, 2021 to January 16, 2026. The Closing Level of the EURO STOXX 50® Index on January 16, 2026 was 6,029.45.

We obtained the Closing Levels of the EURO STOXX 50® Index from Bloomberg, without independent verification. The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Levels of the EURO STOXX 50® Index on the Final Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your investment.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange (the “Nikkei Underlying Stocks”), representing a broad cross-section of Japanese industries. For more information about the Nikkei 225 Index, see “Indices—The Nikkei Stock Average Index” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the Nikkei 225 Index from January 4, 2021 to January 16, 2026. The Closing Level of the Nikkei 225 Index on January 16, 2026 was 53,936.17.

We obtained the Closing Levels of the Nikkei 225 Index from Bloomberg, without independent verification. The historical Closing Levels of the Nikkei 225 Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level of the Nikkei 225 Index on the Final Valuation Date. We cannot give you assurance that the performance of the Nikkei 225 Index will result in a positive return on your investment.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the FTSE® 100 Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the FTSE® 100 Index from January 4, 2021 to January 16, 2026. The Closing Level of the FTSE® 100 Index on January 16, 2026 was 10,235.29.

We obtained the Closing Levels of the FTSE® 100 Index from Bloomberg, without independent verification. The historical Closing Levels of the FTSE® 100 Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level of the FTSE® 100 Index on the Final Valuation Date. We cannot give you assurance that the performance of the FTSE® 100 Index will result in a positive return on your investment.

The Swiss Market Index

The Swiss Market Index is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the Swiss Market Index, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the Swiss Market Index from January 4, 2021 to January 16, 2026. The Closing Level of the Swiss Market Index on January 16, 2026 was 13,413.59.

We obtained the Closing Levels of the Swiss Market Index from Bloomberg, without independent verification. The historical Closing Levels of the Swiss Market Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level of the Swiss Market Index on the Observation Date and the Final Valuation Date. We cannot give you assurance that the performance of the Swiss Market Index will result in a positive return on your investment.

The S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For more information about the S&P/ASX 200 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the S&P/ASX 200 Index from January 4, 2021 to January 16, 2026. The Closing Level of the S&P/ASX 200 Index on January 16, 2026 was 8,903.855.

We obtained the Closing Levels of the S&P/ASX 200 Index from Bloomberg, without independent verification. The historical Closing Levels of the S&P/ASX 200 Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level of the S&P/ASX 200 Index on the Final Valuation Date. We cannot give you assurance that the performance of the S&P/ASX 200 Index will result in a positive return on your investment.

Tax Consequences

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

Although not free from doubt, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes will be treated for U.S. federal income tax purposes as debt, and the remainder of this discussion so assumes. Based on current market conditions, we intend to treat the Notes for U.S. federal income tax purposes as “contingent payment debt instruments,” as described in “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — CPDI Securities” in the accompanying product supplement. Under this treatment, the Notes will be subject to special original issue discount (“OID”) provisions set out in Treasury regulations, under which, regardless of your method of tax accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the Notes during the year. Upon a taxable disposition of a Note, you generally will recognize taxable income or loss equal to the difference between the amount received from the taxable disposition and your adjusted basis in the Note. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, with the balance treated as capital loss, the deductibility of which is subject to limitations.

Non-U.S. Holders. If you are a non-U.S. holder (as defined in the accompanying product supplement), we do not believe that you should be required to provide an IRS Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest payments on the Notes, although the IRS could challenge this position. However, you should in any event expect to be required to provide an appropriate IRS Form W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

As discussed under “U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations, generally as of the first business day of the calendar year in which the relevant issuance is priced.  In addition, the Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on certain determinations made by us, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. You should also consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Comparable Yield and Projected Payment Schedule

We have determined that the comparable yield for a Note is a rate of 3.77% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of Note, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note during each calendar period.

Projected Payment Date(s)	Projected Payment(s) (per $1,000)	Accrued OID During Calendar Period (per $1,000)	Total Accrued OID (per $1,000)
7/21/2026	$0.00	$18.6936	$ 18.6936
1/21/2027	$0.00	$19.3617	$38.0553
7/21/2027	$0.00	$19.4050	$57.4603
1/21/2028	$0.00	$20.0985	$77.5589
7/21/2028	$0.00	$20.2558	$97.8147
1/21/2029	$0.00	$20.8655	$118.6802
1/21/2029	$0.00	$20.9122	$139.5924
7/21/2029	$0.00	$21.6595	$161.2519
1/21/2030	$0.00	$21.7080	$182.9599
7/21/2031	$1,205.44	$22.4838	$205.4437

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the Notes.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions in the amount indicated on the cover hereof. We will agree that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover.

We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties, which will include UBS or its affiliates. The discounts and commissions indicated on the cover hereof do not include any profits that UBS, we or any of our or their respective affiliates expect to realize from such hedging activities. See “Selected Risk Considerations” herein for additional considerations relating to hedging activities.

DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Notes to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been issued by the Issuer pursuant to the Indenture, the trustee and/or paying agent has made, in accordance with the instructions from the Issuer, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated April 26, 2024, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the master note by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated April 26, 2024, which has been filed as an exhibit to the Registration Statement referred to above.